Exhibit 21

BJ’S RESTAURANTS, INC.

List of Significant Subsidiaries

Chicago Pizza & Brewery, LP, a Texas limited partnership

Chicago America Holding, LLC, a Nevada limited liability company

Chicago Pizza Management, LLC, a Nevada limited liability company

Chicago Pizza Restaurant Holding, Inc., a Nevada corporation

Chicago Pizza Hospitality Holding, Inc., a Texas corporation

BJ’s Restaurant Operations Company, a California corporation

Reno Brewery Holding, Inc., a Nevada corporation

BJ’s Restaurant Operations Company of Kansas, LLC, a Kansas limited liability company

BJROC Maryland, LLC, a California limited liability company